AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 27, 2007, is entered into between Discovery Technologies, Inc., a Nevada corporation (the "Discovery Technologies Nevada") and Discovery Technologies, Inc., a Kansas corporation (the "Company")

         RECITALS

         WHEREAS, the board of directors of each of Discovery Technologies Nevada and the Company deems it advisable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into Discovery Technologies Nevada, and that Discovery Technologies Nevada be the surviving corporation (the "Reincorporation Merger"); and

         WHEREAS, the Company will submit this Agreement for approval by separate vote of the holders of shares of common stock, no par value, of the Company ("common stock") at a special meeting.

         NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                   THE REINCORPORATION MERGER; EFFECTIVE TIME

         1.1. The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Discovery Technologies Nevada, whereupon the separate existence of the Company shall cease. Discovery Technologies Nevada shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the Reincorporation Merger and shall continue to be governed by the laws of the State of Nevada. The Reincorporation Merger shall have the effects specified in the Kansas General Corporation Code of the State of Kansas as amended (the "KGCC") and in the Nevada Revised Statutes as amended (the "NRS") and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

         1.2. Effective Time. Provided that the condition set forth in Section
5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, the Company and Discovery Technologies Nevada shall cause Articles of Merger to be executed and filed with the Secretary of State of Nevada (the "Nevada Articles of Merger") and a Articles of Merger to be executed and filed with the Secretary of State of Kansas (the "Kansas Articles of Merger") . The Reincorporation Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Kansas Articles of Merger (the "Effective Time")

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                                   ARTICLE II

                 CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

         2.1. The Certificate of Incorporation. The certificate of incorporation of Discovery Technologies Nevada in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

         2.2. The Bylaws. The bylaws of Discovery Technologies Nevada in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

                                   ARTICLE III

               OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         3.1. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

         3.2. Directors. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE IV

                        EFFECT OF MERGER ON CAPITAL STOCK

         4.1. Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, Discovery Technologies Nevada or the shareholders of the Company:

         (a) Each share of common stock (other than shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") exercising dissenters' rights pursuant to Section 17-6712 of the KGCC), issued and outstanding immediately prior to the Effective Time shall be converted at a ratio of nine (9) shares of common stock, no par value, for one (1) share of Discovery Technologies Nevada Common Stock, par value $.01, ("Nevada Common Stock"), with the same rights, powers and privileges as the shares so converted and all shares of common stock shall be cancelled and retired and shall cease to exist. No fractional shares will be issued and all Nevada Common Stock ownership will be rounded to the nearest full share.

         (b) Each option, warrant or other security of the Company issued and outstanding immediately prior to the Effective Time shall be (i) converted into and shall be an identical security of Discovery Technologies Nevada at the ratio of nine (9) shares of common stock for one (1) share of Nevada Common Stock and

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(ii) in the case of securities to acquire common stock, converted into the right to acquire shares of Nevada Common Stock on the same terms and at the same ratio as the common stock of the Company are converted into Nevada Common Stock, and at a price equal to nine (9) times the current exercise price. The same number of shares of Nevada common stock shall be reserved for purposes of the exercise of such options, warrants or other securities as is equal to the number of shares of the common stock so reserved as of the Effective Time.

         (c) Each share of Nevada common stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

         4.2. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of common stock (other than Dissenting Shares), options, warrants or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Nevada common stock, options, warrants or other securities of Discovery Technologies Nevada, as the case may be, into which the shares of common stock, options, warrants or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Nevada Common Stock, options, warrants or other securities of Discovery Technologies Nevada, as the case may be, evidenced by such outstanding certificate, as above provided.

         Further, as soon as practicable after the Effective Date, Corporate Stock Transfer, Inc. will send shareholders, who hold all of their shares in certificate form, a letter of transmittal. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing the shares of common stock of the Company owned by you to the transfer agent. Upon receipt of such shareholder's certificate, subject to the aforementioned ratio of nine (9) shares of common stock of the Company for one (1) share of Nevada Common Stock, such shareholder will be issued a new stock certificate for shares of Nevada Common Stock.

         4.3. Dissenters' Rights. No Dissenting Shareholder shall be entitled to shares of Nevada Common Stock under this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Reincorporation Merger under the KGCC, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 17-6712 with respect to Dissenting Shares owned by such Dissenting Shareholder. If any person or entity who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares which would be Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of Nevada Common Stock pursuant to Section 4.1 hereof.


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                                    ARTICLE V

                                    CONDITION

         5.1. Condition to Each Party's Obligation to Effect the Reincorporation Merger. The respective obligation of each party hereto to effect the Reincorporation Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the holders of common stock pursuant to the KGCC and the Articles of Incorporation of the Company.

                                   ARTICLE VI

                                   TERMINATION

         6.1. Termination. This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Discovery Technologies Nevada or any of their respective shareholders, directors or officers.

                                   ARTICLE VII

                            MISCELLANEOUS AND GENERAL

         7.1. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of common stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement it such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

         7.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         7.3. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

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         7.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

         7.5. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         7.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted thereof or in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         7.7. Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                             Discovery Technologies, Inc.
                                             a Nevada corporation

                                             By /s/ Michael Friess
                                             Name:   Michael Friess,
                                             Title:  Chief Executive Officer


                                             Discovery Technologies, Inc.
                                             a Kansas corporation

                                             By /s/ Michael Friess
                                             Name:   Michael Friess
                                             Title:  Chief Executive Officer